Exhibit 99.1

For Immediate Release

ROBERT M. KORZENSKI APPOINTED CHIEF EXECUTIVE OFFICER

OF SOLO CUP COMPANY

Company Reports Delay in Filing Its Second-Quarter Form 10-Q

to Complete Review Led by New Senior Management Team

HIGHLAND PARK, Ill., August 16, 2006—Solo Cup Company today announced the appointment of Robert M. Korzenski as chief executive officer. In addition to assuming the CEO role, Mr. Korzenski, 52, will retain his responsibilities as the company’s president and chief operating officer, positions to which he was appointed on April 17, 2006 after serving since February 2005 as the company’s executive vice president of sales and marketing. In his new role as chief executive officer, Mr. Korzenski succeeds Robert L. Hulseman, 74, who has held management roles at the company for more than fifty years. Mr. Hulseman will maintain his leadership role in the company by continuing to serve as the company’s chairman of the board of directors.

Separately, the company today reported a temporary delay in the filing of its SEC Form 10-Q for the company’s second quarter ended July 2, 2006. The company said it will need the additional time to complete an internal review initiated by Mr. Korzenski of issues with regard to certain accounting practices and procedures related to the current and/or prior periods. These issues pertain primarily to the timely recognition of certain customer credits, accounts payable and accrued expenses and the valuation of certain tangible and intangible assets.

Korzenski Named as New CEO

Mr. Korzenski has more than 25 years of experience in sales and operations in the disposable foodservice industry. He joined the company as senior vice president in February 2004 when Solo Cup Company acquired SF Holdings, Inc., the parent company of Sweetheart Cup Company. In February 2005, he was promoted to executive vice president of sales and marketing. While at SF Holdings, Mr. Korzenski served in a number of positions over a ten-year period, including president and chief operating officer of Hoffmaster as well as The Fonda Group, Inc., both of which are now part of Solo Cup’s broad product portfolio. Prior to that he served as vice president of operations and vice president of sales and marketing for Scott Paper Company.

“Bob Korzenski has the energy, experience and leadership skills to take Solo Cup’s performance to the next level,” said Robert L. Hulseman, chairman of the company. “Since joining us two years ago, he has demonstrated a commitment to strategic, operational and financial excellence that will serve our customers, other business partners, investors and employees well for many years to come.”

“I am pleased and honored to succeed Robert Hulseman, a member of the company’s founding family, as chief executive officer,” Mr. Korzenski said. “I look forward to continuing the solid progress made in integrating the operations of Sweetheart Cup, Hoffmaster Tissue and The Fonda Brands that we acquired in the SF Holdings transaction, thereby creating a strong platform for future growth.”

Internal Review of Accounting Matters

The company said the internal review of the accounting matters, which is being led by Eric A. Simonsen, the company’s recently named interim chief financial officer, will be completed as soon as practicable. Upon completion, the findings will be discussed with the company’s board of directors and the company’s independent registered public accountants, KPMG LLP, after which the company will file its results for the three- and six-month periods ended July 2, 2006 and discuss those results with the financial community. Currently, the internal review relates to the fiscal periods commencing with the SF Holdings transaction. It has not yet been determined whether any restatement of the company’s financial results will be necessary based on the accounting review, or what the magnitude of any such possible restatement might be. The company has informed its lenders of the delay in the release of its second-quarter 2006 financial results and has initiated discussions with them regarding an extension of the deadline for providing such information.

Mr. Korzenski said: “When I became president and COO in April, one of the first things I did was to launch a thorough review of our business. Through that review, it became clear that certain of the company’s accounting practices and procedures may not have been as well-developed and/or as rigorously and consistently applied as they should have been. As soon as we identified this issue, we commenced an in-depth internal examination of our financial accounting and reporting, which is still under way and which we expect to complete in a timely manner.

“While vigorously addressing these accounting matters, we continue to actively and successfully implement our business plan, introduce new products, meet our customer and vendor commitments, and create a dynamic work environment for our employees,” Mr. Korzenski concluded.

The Company will host a conference call beginning at 10:00 a.m. CDT on Wednesday, August 16, 2006 to discuss the topics covered in this release. The conference call may be accessed by dialing 1-888-273-5043. A replay will be available for one week after the call by dialing 1-800-633-8284, passcode 21301855.

Except as required by applicable law, the company undertakes no duty to update or revise the status of the accounting review discussed above while it is still pending due to new information, future events or otherwise.

Solo Cup Company is a $2.4 billion company exclusively focused on the manufacture of disposable foodservice products for the consumer/retail, foodservice, packaging, and international markets. Solo Cup has broad expertise in paper, plastic, and foam disposables and creates brand name products under the Solo, Sweetheart, Fonda, and Hoffmaster names. The company was established in 1936 and has a global presence with facilities in Asia, Canada, Europe, Mexico, Panama and the United States. To learn more about the company, visit www.solocup.com.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, which could cause actual results to differ materially from the forward-looking statements. Such statements are based on management’s current reasonable and good faith expectations, such as those statements relating to the company’s outlook. A number of risks and uncertainties could cause results to differ from forward-looking statements. These risks and uncertainties include, among others, the final outcome of the accounting review and its impact, if any, on the company’s previously issued financial statements and debt obligations, the effect of general economic and competitive business conditions, increases in energy and other manufacturing costs, and fluctuations in demand for the company’s products. For further details of these and other risks and uncertainties that may impact forward-looking statements and the company’s business and financial results, see information set forth under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 1, 2006 and in our other filings made from time to time with the SEC. The company does not undertake any obligation to update or revise any forward-looking statements as a result of new information, future events, changed assumptions or otherwise; and all forward-looking statements speak only as of the time when made.

Media Contact:	Analyst Contact:
Angie Chaplin, 312-577-1753	Richard Ryan, 847-579-3603
achaplin@digcommunications.com	richard.ryan@solocup.com

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